EXHIBIT 99.1


                          DENNIS MARLO
                APPOINTED CHIEF FINANCIAL OFFICER
                               AT
                     SOVEREIGN BANCORP, INC.
          GERHART RESIGNS FOR PERSONAL & FAMILY REASONS


          WYOMISSING, PA...., Sovereign Bancorp, Inc. (NASDAQ/
NMS:SVRN), parent company of Sovereign Bank ("Sovereign" or the "Company"), today announced the appointment of Dennis S. Marlo as Chief Financial Officer and Treasurer, effective May 18, 1998.
He replaces Karl D. Gerhart, Sovereign's present Chief Financial Officer who is leaving the Company on that date for personal and family reasons.

          Marlo presently serves as President of Sovereign Bank's Pennsylvania, Delaware and South Jersey Region. Prior to joining Sovereign, he was the President and Chief Executive Officer of ML Bancorp, Inc. ("ML Bancorp"), a $2.3 billion bank holding company and Main Line Bank, until its merger with Sovereign in February, 1998. During his tenure at ML Bancorp, Marlo, age 55, also served as its Chief Financial Officer. He is a certified public accountant and was a partner with KPMG Peat Marwick prior to joining ML Bancorp.

          Gerhart has been with Sovereign and its predecessors for the past 23 years. "I am very saddened to see Karl leave Sovereign, but respect his decision to devote more time at this phase of his life to his family," said Jay S. Sidhu, Sovereign's President and Chief Executive Officer. Sidhu and Gerhart have worked together at Sovereign over the past 12 years.

          "I am leaving Sovereign with very fond memories and plan on remaining a significant Sovereign shareholder. In fact, I intend to increase my holdings in Sovereign over the next few months," Gerhart stated. "I know some folks may question my intentions. I am leaving Sovereign solely for personal and family reasons and stress that I do not have any disagreement with Sovereign or any matter relating to Sovereign's operations, policies, practices or prospects," Gerhart concluded.

          Sovereign, after giving pro forma effect to two pending transactions, is a $19.0 billion financial institution serving Pennsylvania, New Jersey and Delaware with over 190 Community Banking Offices. On Tuesday, April 14, 1998, Sovereign announced that it expects its first quarter operating earnings, net of one-time restructuring charges relating to its acquisition of ML Bancorp, to be approximately $0.26 after the adjustment for Sovereign's 6-for-5 stock split. Detailed financial results for the first quarter of 1998 are expected to be released early next week.

          On Tuesday, April 14, 1998, Sovereign's common stock closed at $22.1875 and its preferred stock closed at $157.75.

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